UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2019

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36378	20-0019425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 South 1250 West, Suite 1, Lindon, Utah
(Address of principal executive offices)

84042
(Zip code)

801 796-5127
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	PFIE	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 5, 2019, Profire Energy, Inc., a Nevada corporation (the “Company”), entered into Membership Interest Purchase Agreement (the “MIPA”) with Dustin Baker and Brant Baker (the “Sellers”) to acquire all of the outstanding membership interests of Midflow Services, LLC, an Ohio limited liability company (“Midflow”). The Agreement contains customary representations, warranties, covenants and indemnification provisions. The transaction closed concurrently with the signing of the Agreement on August 5, 2019. As a result of the transaction, Midflow became the Company’s wholly owned subsidiary.

The Company paid a total purchase price of $3.4 million of which $1.9 million was paid in cash to the Sellers at closing, $500,000 has been placed in a one-year escrow to secure the Sellers’ post-closing obligations to the Company, and $1 million was paid in restricted shares of the Company’s common stock issued to the Sellers (calculated based on the common stock’s closing price on August 2, 2019). The purchase price also is subject to adjustment based on Midflow’s working capital at closing.

The foregoing description of the MIPA does not purport to be complete and is qualified in its entirety by the full text of the MIPA, a copy of which will be filed in the time period prescribed by the rules of the Securities and Exchange Commission.

Item 8.01.	Other Events.

On August 6, 2019 the Company issued a press release announcing the MIPA and the transactions contemplated therein. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release Announcing the Acquisition of Midflow Services, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFIRE ENERGY, INC.

Date: August 6, 2019	By:	/s/ Brenton W. Hatch
Brenton W. Hatch
Chief Executive Officer